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                                                                       Exhibit 1


                          AGREEMENT AND PLAN OF MERGER

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                 VISUAL DATA CORPORATION, A FLORIDA CORPORATION

                                       AND

                  SPORTSOFT GOLF, INC., A DELAWARE CORPORATION

                                       AND

                  CERTAIN SHAREHOLDERS OF SPORTSOFT GOLF, INC.

                                DECEMBER 1, 2000


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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of December 1, 2000, by and among Visual Data Corporation, a Florida corporation ("VDAT"), and SportSoft Golf, Inc., a Delaware corporation ("SSG"), and Frederick Stodolak, Alfred R. Paliani, Rosemary Ann Stuart, Eugene M. Arnone, Cynthia Arnone, Mark Scott, James Hoffman, Margaret Ruvoldt, John Hughes, Marty Miller and Michele Miller (each an "SSG Shareholder" and collectively, the "SSG Shareholders"). The corporate parties hereto are sometimes hereinafter referred to collectively as the "Companies," or individually as a "Company."

         WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that SSG be acquired by and become a wholly owned subsidiary of VDAT and, in furtherance thereof, the Boards of Directors of the Companies have approved, as applicable, the merger of a Florida corporation to be formed and to be a wholly owned subsidiary of VDAT ("Acquisition Sub") with and into SSG, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 1.2 hereof), Acquisition Sub shall be merged (the "Merger") with and into SSG, with SSG being the surviving corporation in the Merger (the "Surviving Corporation") and the separate existence of Acquisition Sub shall thereupon cease. The Merger shall have the effects set forth in Section 607.1106 of the Florida Business Corporation Act (the "FBCA") and Section 251 of the Delaware General Corporation Law ("DGL").

         1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective (the "Effective Time") upon the completion of the filing of properly executed Articles of Merger with the Secretary of State of the States of Florida and Delaware, which filing shall be made on the Closing Date after satisfaction of the conditions set forth in ARTICLE VIII hereof.

                                   ARTICLE II

                       VDAT AND THE SURVIVING CORPORATION

         2.1 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of SSG shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles of Incorporation shall be amended and restated at the Effective Time to read in their entirety substantially the same as the Articles of Incorporation of Acquisition Sub (with the name of SSG being substituted for that of Acquisition Sub).

         2.2 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Acquisition Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

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         2.3      DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

                  (a) The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation of the Merger and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                  (b) The officers of Acquisition Sub at the Effective Time shall be the initial officers of the Surviving Corporation of the Merger and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE III

                              CONVERSION OF SHARES

         3.1 EXCHANGE RATIO. At the Effective Time and subject to Section 7.14, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Each share of common stock of SSG ("SSG Share") issued and outstanding immediately prior to the Effective Time (other than the Excluded SSG Shares as defined in SECTION 3.6 below and SSG Shares held by VDAT or any subsidiary of VDAT, if any), shall be converted at the Effective Time into the right to receive .0969 share(s) of restricted common stock, par value $.0001 per share, of VDAT ("VDAT Shares"). The aggregate number of VDAT shares to be received by the SSG shareholders shall be 1,686,445.

                  (b) At the Effective Time, all SSG Shares (other than the Excluded SSG Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such SSG Shares shall thereafter represent the VDAT Shares, into which such SSG Shares have been converted. Certificates representing SSG Shares shall be exchanged for certificates representing whole VDAT Shares.

                  (c) If, prior to the Effective Time, VDAT should split or combine any of its outstanding stock or securities, or pay a stock dividend or other stock distribution in, then the SSG Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend, or other distribution.

                  (d) Each SSG Share held in treasury (or a subsidiary, as such term is defined in Article IV hereof) and each such SSG Share held by VDAT or any subsidiary of VDAT immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no VDAT Shares shall be issued in exchange therefor.

                  (e) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation of the Merger.

         3.2      EXCHANGE OF SHARES.

                  (a) Prior to the Effective Time, VDAT shall select and enter into an agreement with a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). No later than the Effective Time, VDAT shall make available, and each holder of SSG Shares (other than Excluded SSG Shares) shall be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such SSG Shares for cancellation, certificates representing the number of VDAT Shares into

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which such SSG Shares are converted in the Merger. The VDAT Shares into which the SSG Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding SSG Shares (the "Certificates") whose Shares were converted into VDAT Shares pursuant to SECTION 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as VDAT and the other Companies may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing VDAT Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole VDAT Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this ARTICLE III.

                  (c) In the event that any stock certificate representing SSG Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed, VDAT shall issue or cause to be issued in exchange for such lost, stolen, or destroyed certificate the number of VDAT Shares into which such shares are converted in the Merger in accordance with this ARTICLE III. When authorizing such issuance in exchange therefor, the Board of Directors of VDAT may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate to give VDAT a bond in such sum as it may direct as indemnity, or such other form of indemnity as it shall direct, against any claim that may be made against VDAT with respect to the certificate alleged to have been lost, stolen, or destroyed.

         3.3 STOCK OPTIONS, WARRANTS, DEBENTURES AND OTHER AGREEMENTS. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments or agreements of any kind to purchase or issue SSG Shares or securities of its subsidiaries that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent (vested or unvested) or otherwise requiring further shareholder approval) shall terminate as of the Effective Time, and prior to the Effective Time, SSG shall take or cause to be taken all necessary actions to ensure that following the Effective Time no participant in any such plan, program or arrangement shall have any right thereunder to acquire any equity securities of SSG or the Surviving Corporation or any subsidiary thereof.

         3.4 DIVIDENDS; TRANSFER TAXES. No dividends that are declared on VDAT Shares shall be paid to persons entitled to receive certificates representing VDAT Shares until such persons surrender their certificates representing SSG Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such VDAT Shares shall be issued any dividends which shall have become payable with respect to such VDAT Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any VDAT Shares are to be issued in a name other than that in which the certificate representing SSG Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such VDAT Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any VDAT Shares or dividends thereon or, in accordance with SECTION 3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

         3.5 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional VDAT Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this ARTICLE III and no dividend, stock split-up, or other change in the capital structure of VDAT shall relate to

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any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of an VDAT Share upon surrender of stock certificates for exchange pursuant to this ARTICLE III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing price for a VDAT Share on the Nasdaq National Market for the five (5) trading days immediately following the Closing Date (as defined below).

         3.6 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of SSG shall be closed and no transfer of SSG Shares shall thereafter be made. If, after the Effective Time, certificates representing SSG Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing VDAT Shares in accordance with the terms hereof. At and after the Effective Time, the holders of SSG Shares to be exchanged for VDAT Shares pursuant to this Agreement shall cease to have any rights as shareholders of SSG except for the right to surrender such stock certificates in exchange for VDAT Shares as provided hereunder.

         3.7 DISSENTING SHARES. If holders of SSG Shares are entitled to dissent from the Merger and demand appraisal of any such SSG Shares in accordance with the provisions of the DGL concerning the right of such holders to dissent from the Merger and demand appraisal of their shares ("Dissenting Holders"), any SSG Shares held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded SSG Shares") shall not be converted as described in SECTION 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the DGL; PROVIDED, HOWEVER, that each SSG Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such SSG Shares, in either case pursuant to the DGL, shall not be deemed Excluded SSG Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive VDAT Shares in accordance with the SSG Exchange Ratio, as applicable.

         3.8 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301, at 9 a.m., local time, on the first business day (the "Closing Date") after the later of (a) the day on which the meeting of the stockholders of SSG approving the Merger is held or the Required Stockholders' Consent is executed and delivered to SSG in compliance with applicable law, or (b) the day on which all of the conditions set forth in ARTICLE VIII hereof are satisfied or waived (other than those conditions which are to be satisfied at Closing), or at such other date, time and place as the Companies shall agree.

         3.9 SUPPLEMENTARY ACTION. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either VDAT or SSG, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of each, in the name of and on behalf of them as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF SSG AND THE SSG SHAREHOLDERS

         As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to VDAT or SSG, as the case may be, a material adverse effect on the business, assets, results of operations, or financial condition of such party and its subsidiaries taken as a whole or in the ability of such party to perform its obligations hereunder, and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party

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or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

         (i) SSG and the SSG Shareholders (other than Messrs. Hoffman and Hughes) jointly and severally, and (ii) James Hoffman and John Hughes severally, represent and warrant, with respect to SSG and its subsidiaries, except as disclosed to VDAT in the SSG Schedule of Exceptions (the "SSG Schedule"), attached hereto and incorporated herein by this reference, as follows:

         4.1 ORGANIZATION. Each of SSG and its subsidiaries is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate or other power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of SSG and its subsidiaries is duly qualified as a foreign corporation or entity to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

         4.2 CAPITALIZATION. The authorized capital stock of SSG and each of its subsidiaries is as set forth in Section 4.2 of the SSG Schedule. As of the date hereof and as of the Effective Time, the number of Shares of SSG which are issued and outstanding is as set forth in Section 4.2 of the SSG Schedule. All of the issued and outstanding Shares of SSG are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of SSG or any agreement by which SSG or any of its subsidiaries is a party or by which it is bound. Except
(a) as set forth above or, (b) as disclosed in Section 4.2 of the SSG Schedule, there are not as of the date of this Agreement any shares of capital stock of SSG issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating SSG to issue, transfer, or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of SSG may vote ("Voting Debt") were issued and outstanding.

         4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. SSG has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by SSG and the consummation by SSG of the transactions contemplated hereby have been duly authorized by its Board of Directors, and, except for approval by the requisite votes cast by SSG's shareholders at the meeting provided for herein or the Required Stockholders' Consent, no other corporate proceedings on the part of SSG are necessary to approve this Agreement or the transactions contemplated hereby.

         4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except filing and recordation of Articles of Merger under the FBCA and DGL, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by SSG of the transactions contemplated by this Agreement. Except as set forth in Section 4.4 of the SSG Schedule, neither the execution and delivery of this Agreement by SSG, nor the consummation by it of the transactions contemplated hereby, nor compliance by SSG with any of the provisions hereof, shall (a) result in any breach of the Articles of Incorporation or Bylaws of SSG, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which SSG or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to SSG, any of its subsidiaries or any of their
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properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

         4.5 FINANCIAL STATEMENTS. Except as set forth in Section 4.5 of the SSG Schedule, the audited balance sheet dated December 31, 1999 and unaudited balance sheet dated September 30, 2000 (including in the case of the audited balance sheet, the related notes) fairly presents in all material respects the consolidated financial position of SSG and its subsidiaries as of the respective dates thereof, and the other related statements (including in the case of the audited balance sheet, the related notes) included therein fairly present in all material respects the results of operations, changes in stockholders' equity and cash flows of SSG and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto. Section 4.5 of the SSG Schedules is a list of SSG and its subsidiaries' payables as of November 30, 2000.

         4.6      ABSENCE OF CERTAIN CHANGES OR EVENTS; UNDISCLOSED LIABILITIES.

                  (a) Since December 31, 1999, except as set forth in Section
4.6 of the SSG Schedule, neither SSG nor any of its subsidiaries has: (i) taken any of the actions set forth in SECTIONS 6.1 hereof; (ii) incurred any liability material to SSG and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (iii) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of SSG or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by SSG to VDAT pursuant hereto); or (iv) subsequent to the date hereof, except as permitted by SECTION
6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

                  (b) Neither SSG nor any of its subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability) except for (i) liability set forth on the face of the September 30 balance sheet and (ii) liabilities which have risen after the September 30 balance sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of law).

         4.7 LITIGATION. As of the date of this Agreement, (i) there is no action, suit, judicial, or administrative proceeding, arbitration or investigation pending or, to the best knowledge of SSG, threatened against or involving SSG or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule, or order of any court, governmental department, commission, agency, instrumentality, or arbitrator outstanding against SSG or any of its subsidiaries; and (iii) SSG and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions, or orders outstanding against them. SSG has furnished to VDAT in writing, a copy of which is set forth in Section 4.7 of the SSG Schedule, a description of all litigation, actions, suits, proceedings, arbitrations, investigations known to it, judgments, decrees, injunctions or orders pending; or to its best knowledge, threatened against or involving SSG or any of its subsidiaries, or any of their properties or rights as of the date hereof.

         4.8      CONTRACTS.

                  (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which SSG or any of its

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subsidiaries is a party that relates to or affects the assets or operations of
SSG or any of its subsidiaries or to which SSG or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of SSG and in full force and effect (with respect to SSG or such subsidiary), except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.
Section 4.8(a) of the SSG Schedule sets forth a complete list of all material contracts. For purposes of this Agreement a material contract shall be any contract or agreement, which involves consideration in excess of $15,000. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in the SSG Schedule, there are no existing defaults by SSG or any of its subsidiaries thereunder or, to the knowledge of SSG, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition, or occurrence exists, that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default by SSG or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

                  (b) Except for this Agreement and those set forth on Section 4.8(b) of the SSG Schedule, neither SSG nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice requiring the payment of more than $15,000 per annum, in the case of any such agreement with an individual; (ii) joint venture agreement; (iii) noncompetition or similar agreements that restricts SSG or its subsidiaries from engaging in a line of business; (iv) agreement with any executive officer or other employee of SSG or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SSG of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000; (v) agreement with respect to any executive officer of SSG or any subsidiary providing any term of employment or compensation guaranty in excess of $15,000 per annum; or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, or stock purchase plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (c) Except as set forth in Section 4.8(c) of the SSG Schedule, all employment, consulting, stock option or other similar agreements of SSG and subsidiaries will be terminated at the Effective Time and no obligations or liabilities of SSG or its subsidiaries will exist thereunder or as the result of such termination or otherwise.

         4.9      EMPLOYEE BENEFIT PLANS.

                  (a) Disclosed in Section 4.9 of the SSG Schedule is a true and complete list of each written employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) policy or agreement that is maintained (all of the foregoing, the "Benefit Plans"), or is or was contributed to by SSG or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with SSG would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). A copy of each Benefit Plan as currently in effect and, if applicable, the most recent Annual Report (Form 5500 Series), Actuarial Report or Valuation, Summary Plan Description, Trust Agreement, and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to VDAT. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA).

                  (b) Each of the Benefit Plans that are subject to ERISA is in substantial compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified; and no event has occurred,

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and to SSG's knowledge, there exists no condition or set of circumstances, in connection with which SSG or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.

                  (c) All contributions or other amounts payable by SSG or its subsidiaries through September 30, 2000 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of SSG made available to VDAT.com. Any contributions or other amounts payable by SSG or its subsidiaries for periods between September 30, 2000 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or shall be either paid or accrued in the normal course of business on the books and records of SSG at or prior to the Effective Time. There are no pending, or, to the best knowledge of SSG, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

                  (d) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of SSG or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

         4.10 TAXES. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, or other assessments imposed by any United States federal, state, or local authority or any other taxing authority on SSG or any of its Tax Affiliates (as hereinafter defined) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties, or assessments of any nature, whatsoever. Except as set forth in Section
4.10 of the SSG Schedule, SSG has filed or caused to be filed timely all material federal, state, local, and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary, or similar group (each such member a "Tax Affiliate"). Such returns, reports, and other information are accurate and complete in all material respects. SSG has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or shall establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither SSG nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Except as set forth in Section 4.10 of the SSG Schedule, neither SSG nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment, or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed, or assessed. No waiver or extension of time to assess any taxes has been given or requested. The Internal Revenue Service or comparable state agencies have never audited SSG's federal and state income tax returns.

         4.11 COMPLIANCE WITH APPLICABLE LAW. SSG and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals, and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of SSG and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local, or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license, or other governmental authorization or approval applicable to SSG or any of its subsidiaries.

         4.12 SUBSIDIARIES. Section 4.12 of the SSG Schedule lists all the subsidiaries of SSG as of the date of this Agreement and indicates for each such corporate or limited liability company subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by SSG or one of such wholly-owned subsidiaries; (ii) fully paid and non-assessable; and (iii) owned by SSG or one of such wholly owned subsidiaries free and clear of any claim, lien, or encumbrance.

         4.13 LABOR AND EMPLOYMENT MATTERS. (a) SSG and its subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, including, such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of SSG, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of SSG is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to SSG or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against SSG or any of its subsidiaries; (d) no union representation question or union organizational activity exists respecting the employees of SSG or any of its subsidiaries; (c) no collective bargaining agreement exists which is binding on SSG or any of its subsidiaries; (f) neither SSG nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty; and
(g) in the event of termination of the employment of any of the current officers, directors, employees, or agents of SSG or any of its subsidiaries, neither SSG nor any of its subsidiaries shall pursuant to any agreement or by reason of anything done prior to the Effective Time by SSG or any of its subsidiaries be liable to any of said officers, directors, employees, or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits.

         4.14     INTELLECTUAL PROPERTY.

                  (a) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) does not have or could not reasonably be expected to have a Material Adverse Effect:

                           (i) SSG and each of its subsidiaries owns, or is
licensed or otherwise has the legally enforceable right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

                           (ii) no claims are pending or, to the best knowledge
of SSG, threatened that SSG or any of its subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by, and/or licensed to SSG or any of its subsidiaries and, to the best knowledge of SSG, there are no valid grounds for any such claims;

                           (iii) except as set forth on Schedule 4.14(a)(iii) of
the SSG Schedule, to the best knowledge of SSG, no person is infringing on or otherwise violating any right of SSG or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to SSG or any of its subsidiaries;

                           (iv) to the best knowledge of SSG, there are no valid
grounds for any claim challenging the ownership or validity of any Intellectual Property owned by SSG or any of its subsidiaries or challenging SSG's or any of its subsidiaries' license or legally enforceable right to use any Intellectual Property licensed by it; and

                           (v) to the best knowledge of SSG, all patents,
registered trademarks, service marks, and copyrights held by SSG and each of its subsidiaries are valid and subsisting.

                  (b) For purposes of this Agreement, "Intellectual Property" means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable, or not in any jurisdiction; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of authorship, whether copyrighted, copyrightable, or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code, and data); licenses, immunities, covenants not to sue, and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

                  Section 4.14(c) of the SSG Schedule sets forth a list of all domain names, tradenames, copyrights and trademarks owned by SSG. SSG has full and complete ownership of all domain names.

         4.15 INSURANCE. SSG and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All policies of insurance and fidelity or surety bonds insuring SSG or any of its subsidiaries or their respective businesses, assets, employees, officers, and directors are in full force and effect. As of the date hereof, there are no material claims by SSG or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

         4.16 ACCOUNTS RECEIVABLE. Except as set forth in Section 4.16 of the SSG Schedule, all accounts receivable of SSG and its subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with the terms at the recorded amounts, subject only to the reserve for bad debts set forth on the face of the September 30, 2000 balance sheet as adjusted for passage of time with the Effective Date in accordance with past custom and practice of SSG and its subsidiaries.

         4.17 DISCLOSURE OF THE REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         4.18 SSG SHAREHOLDERS. Shareholders of SSG are either accredited investors as such term is defined in the Securities Act of 1933 as amended or have such knowledge and experience in financial and business matters that are capable of evaluating the merits and risk of investment in VDAT. The number of accredited investors are 59 and non-accredited, sophisticated investors are 33.

         The Company acknowledges that each certificate representing a VDAT Share shall contain the following legend:

         This security has not been registered under the Securities Act of 1933, as amended, or any state securities laws. Securities may not be transferred, signed, sold or offered for sale except pursuant to an effective registration under said Act in any applicable state securities law or an opinion of counsel, in form and substance acceptable to VDAT, that registration is not required because of any applicable exemption from such registration requirements.

         4.19 SHAREHOLDER APPROVAL. SSG has obtained the consent to this Agreement and the transactions reflected hereby of each of the SSG Shareholders, who are "accredited investors," and each of the SSG shareholders listed on
Schedule 4.19 has agreed to vote their Shares in favor of the Merger, all as reflected in the agreement among SSG and the SSG Shareholders included in the SSG Schedule. Schedule 4.19 also lists the ownership of SSG shares held by each such Shareholder.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF VDAT

         VDAT represents and warrants, with respect to itself and its subsidiaries, which as of the Effective Time shall include Acquisition Sub, except as disclosed to SSG in the VDAT Schedule of Exceptions (the "VDAT Schedule"), attached hereto and incorporated herein by this reference, as follows:

         5.1 ORGANIZATION. Each of VDAT and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of VDAT and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified shall not have a Material Adverse Effect.

         5.2 CAPITALIZATION.

                  (a) As of the date hereof, the authorized capital stock of VDAT and each of its subsidiaries is as set forth in Section 5.2 of the VDAT Schedule. As of the date hereof, the number of shares of the capital stock of VDAT of all types and classes which are issued and outstanding is as set forth in Section 5.2 of the VDAT Schedule. All of the issued and outstanding shares of the capital stock of VDAT that are set forth in Section 5.2 of the VDAT Schedule are validly issued, fully paid, and non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of VDAT or any agreement by which VDAT or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, (b) described in the VDAT SEC Reports, as defined below, (c) as disclosed in Section 5.2 of the VDAT Schedule, there are not as of the date of this Agreement, any shares of capital stock of VDAT issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities, or other agreements or commitments obligating VDAT to issue, transfer, or sell any shares of its capital stock.

                  (b) As of the date hereof, VDAT has $3,500,000 of cash or cash equivalents on deposit with its banks or in accounts maintained with its brokers, all of which are unrestricted and are not subject to any lien or encumbrance, other than rights of set-off available to such banks or brokers.

         5.3 AUTHORITY RELATIVE TO THIS AGREEMENT. VDAT has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by VDAT and the consummation by VDAT of the transactions contemplated hereby have been duly authorized by its Board of Directors, no other corporate proceedings on the part of VDAT are necessary to approve this Agreement or the transactions contemplated hereby.

         5.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements, the Securities Act of 1933 and the Securities Exchange Act of 1934, state law relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of Articles of Merger under the FBCA and DGL, no filing with, and no permit, authorization, consent, or approval of, any public body or authority is necessary for the consummation by SSG of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by VDAT, nor the consummation by it of the transactions contemplated hereby, nor compliance by VDAT with any of the provisions hereof, shall

(a) result in any breach of the Articles of Incorporation or Bylaws of VDAT, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which VDAT or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to VDAT, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches, or defaults that would not have a Material Adverse Effect.

         5.5 REPORTS AND FINANCIAL STATEMENTS. VDAT has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act since September 30, 1998, including, without limitation, an Annual Report on Form 10-KSB for the year ended September 30, 1999 (collectively, the "VDAT SEC Reports"), and has previously furnished or made available to SSG true and complete copies of all such VDAT SEC Reports. None of such VDAT SEC Reports, as of their respective dates (as amended or supplemented through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the VDAT SEC Reports fairly presents in all material respects the consolidated financial position of VDAT and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of VDAT and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

         5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the VDAT SEC Reports filed prior to the date of this Agreement, since September 30, 2000, neither VDAT nor any of its subsidiaries has: (a) incurred any liability material to VDAT and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices; (b) suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of VDAT or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by VDAT to SSG pursuant hereto).

         5.7 NASDAQ LISTING. VDAT currently meets and as of the Effective Time, will meet the requirements for continued listing of its shares of common stock on the Nasdaq National Market.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         6.1 CONDUCT OF BUSINESS PENDING THE MERGER. SSG agrees on its own behalf and on behalf of its subsidiaries that, during the period from the date of this Agreement and continuing until the Effective Time:

                  (a) except as set forth in Schedule 6.1, the respective businesses of SSG and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

                  (b) SSG and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Articles of Incorporation or Bylaws; or (iii) split, combine, or reclassify any shares of its outstanding capital stock or declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property in respect of its capital stock, or directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

                  (c) SSG and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver, or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise), except that SSG may issue Shares required to be issued upon exercise of existing stock options, warrants, or similar plans, or under other contractual commitments previously made, which options, warrants, plans, or commitments have been disclosed in writing to VDAT in the SSG Schedule; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge, or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume, or prepay any material indebtedness, liability, or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances, or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

                  (d) SSG shall preserve intact the business organization of SSG and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; PROVIDED, HOWEVER, that no breach of this covenant shall be deemed to have occurred if a failure to comply with this SECTION 6.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement;

                  (e) SSG and its subsidiaries shall not knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

                  (f) SSG and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of SSG herein from becoming untrue or incorrect in any material respect.

         6.2 COMPENSATION PLANS. During the period from the date of this Agreement and continuing until the Effective Time, SSG agrees as to itself and its subsidiaries that, it shall not, without the prior written consent of VDAT
(a) enter into, adopt, or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, or other employee benefit plan, agreement, trust, plan, fund or other arrangement between SSG and one or more of its officers, directors, or employees, in each case so as to materially increase the benefits thereunder (collectively, "Compensation Plans"), (b) except as set forth in Schedule 6.2(b), grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers, or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment, or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program, or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or (e) enter into or renew any contract, agreement, commitment, or arrangement providing for the payment to any director, officer, or employee of SSG of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

         6.3 CURRENT INFORMATION. From the date of this Agreement to the Effective Time, SSG shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of VDAT and to report the general status of its ongoing operations and to deliver to the VDAT monthly unaudited consolidated balance sheets and related consolidated statements of income for the period since the last such report. SSG shall promptly notify the others of any material change in the normal course of business or in its or its subsidiaries' properties.

         6.4 LEGAL CONDITIONS TO MERGER. Each of VDAT and SSG shall, and shall cause their subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of shareholders, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval, or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefit of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger, or (ii) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in SECTION 8.1(c). Each of VDAT and SSG shall promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

         6.5 ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties, or covenants of such party contained herein. Each Company shall file all reports required by regulation to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1      ACCESS AND INFORMATION.

                  (a) SSG and VDAT shall afford to the other party and its financial advisors, legal counsel, accountants, consultants, and other representatives access during normal business hours throughout the period from the date hereof to thirty days subsequent to the date hereof to all of its books, records, properties, facilities, personnel commitments, and records (including but not limited to Tax Returns) and, during such period, each shall furnish promptly all information concerning its business, properties, and personnel as such other party may reasonably request in order for such other party to fully investigate the business and affairs of SSG or VDAT, as applicable prior to the Effective Time (the "Inspection").

                  (b) All information furnished by a party pursuant hereto shall be treated as the sole property of the furnishing party until consummation of the Merger contemplated hereby. The parties shall hold any such information that is nonpublic in confidence to the extent required by, and in accordance with the Mutual Confidentiality and Exclusivity Agreement, dated as of September 22, 2000 (the "Confidentiality Agreement"), by and between VDAT and SSG, and the Confidentiality Agreement shall survive the termination of this Agreement.

         7.2 ACQUISITION PROPOSALS. SSG and its subsidiaries shall not, and shall use its best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants, and other agents and representatives (for purposes of this SECTION 7.2 only, being referred to as "affiliates") not to, initiate, solicit, or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with any person other than VDAT relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Merger (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). SSG shall promptly notify the others orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other parties hereto a copy of any written proposal.

         7.3 STOCK EXCHANGE LISTING. VDAT shall take such action as may be necessary or desirable, as of the Effective Time to list the VDAT Shares to be issued pursuant to the Merger on the Nasdaq National Market.

         7.4 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, each Company agrees that it shall obtain the approval of the other party prior to issuing any press release and shall use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency if required by such agency or the rules of the Nasdaq Stock Market.

         7.5 EXPENSES. Subject to SECTION 10.2 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that if the Merger is consummated, VDAT shall pay SSG's legal and accounting expenses incurred in connection with the Merger not to exceed $40,000.

         7.6 ADDITIONAL AGREEMENTS.

                  (a) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to SECTION 6.4 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

                  (b) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to SECTION 6.4 hereof, each Company shall cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders, and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

         7.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of SSG and the SSG Shareholders, jointly and severally, contained in this Agreement shall survive the Closing Date for a period of two years (the "Survival Period"), at the end of which Survival Period no claim may be made with respect to any such representation or warranty unless such claim shall have been asserted in writing to the Indemnifying Party during such period, except for the representations and warranties contained in Section 4.10, which shall survive until the expiration of the applicable statute of limitations, and Section 4.18, which shall survive for a period of three years.

         7.8 INDEMNIFICATION.

                  (a) SSG and the SSG Shareholders (other than Messrs. Hoffman and Hughes), jointly and severally, hereby agree to indemnify and hold VDAT, the Surviving Corporation and their officers, directors, affiliates, representatives, trustees, grantors, beneficiaries and agents, and any successors thereto (the "VDAT Indemnitees"), harmless from any and all damages, losses, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of investigation and reasonable attorneys' and consultants' fees and expenses in connection with any action suit, or proceeding) (collectively, "Damages") incurred or suffered as a result of or arising out of:
(i) the breach of any representation or warranty made by or on behalf of SSG or the SSG Shareholders pursuant to Article IV of this Agreement or any other certificate or document delivered by SSG or the SSG Shareholders pursuant to this Agreement. Each of James Hoffman and John Hughes, severally, hereby agrees to indemnify and hold the VDAT Indemnitees harmless from any and all Damages incurred or suffered as a result of or arising out of: (I) the breach of any representation or warranty made by him pursuant to Article IV of this Agreement or any other certificate or document delivered by him pursuant to this Agreement, and (ii) the breach of any covenant or agreement made or to be performed by him pursuant to this Agreement.

                  (b) Any party seeking indemnification (the "Indemnified Party") from any other party (the "Indemnifying Party") with respect to any claim, demand, action, proceeding or other matter (the "Claim") pursuant to this
Section 7.8 shall promptly notify the Indemnifying Party in writing of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification.

                  (c) In the event that any third party notifies any Indemnified Party with respect to any matter which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party of such Claim; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such failure to give notice. The Indemnifying Party, upon waiver of its right to contest the liability for which indemnification is being sought and demonstration by the Indemnifying Party of its financial ability to satisfy any resulting judgment to the reasonable satisfaction of the Indemnified Party, shall have the right to assume defense of the Claim if notice is given to the Indemnified Party within ten (10) days after receipt of notice of such Claim. If the Indemnifying Party assumes defense of the Claim as provided in the preceding sentence, then:

                           (i) the Indemnifying Party will diligently defend the
Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

                           (ii) the Indemnified Party may retain separate
co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel (a) to the extent the Indemnified Party concludes reasonably based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party or (b) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party;

                           (iii) the Indemnified Party will not consent to the
entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably; it being understood and agreed that failure to consent to a judgment or settlement that provides for relief other than monetary damages or does not provide an unconditional release of the Indemnifying Party from liability shall not be deemed unreasonable); and

                           (iv) The Indemnifying Party will not consent to the
entry of any judgment or enter into any settlement, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably; it being understood and agreed that failure to consent to a judgment or settlement that provides for relief other than monetary damages or does not provide an unconditional release of the Indemnified Party from liability shall not be deemed unreasonable).

                  (d) If no Indemnifying Party notifies the Indemnified Party within ten (10) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder.

                  (e) The Indemnified Party shall be entitled to reimbursement of reasonable expenses included in Damages with respect to any Claim (including, without limitation, the cost of defense, preparation and investigation relating to such Claim) as such expenses are incurred by the Indemnified Party; provided, however, that the Indemnified Party shall undertake to repay any amounts arising solely from the fault of such Indemnified Party.

                  (f) The rights and remedies of the VDAT Indemnitees under this
Section 5 shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the VDAT Indemnitees or any of their respective representatives or agents.

                  (g) Notwithstanding anything to the contrary contained herein or in any agreement, certificate or instrument executed in connection herewith, no SSG Stockholder shall have any obligation or liability hereunder or under any such agreement, certificate or instrument for Damages (other than Damages arising as the result of fraud by SSG or any SSG Stockholder) in excess of the value of the VDAT Shares received by such SSG Shareholder pursuant to the Merger. For purposes of any claim for indemnification under this Agreement, the VDAT shares shall be valued at $2.21 per share.

         7.9      ISSUANCE OF SECURITIES.

                  For the period commencing as of the date hereof and ending as of the Effective Time, VDAT agrees that it shall not issue any shares of common stock.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         8.1 CONDITIONS TO THE COMPANIES' OBLIGATION TO EFFECT THE MERGER. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by a writing signed by VDAT and SSG:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of SSG in accordance with applicable law or by a written consent of stockholders of SSG holding eighty-five percent (85%) of the shares of capital stock of SSG entitled to vote on the Merger (the "Required Stockholders' Consent").

                  (b) No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of any Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of Articles of Merger with the Department of State for the State of Florida, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred, or been obtained (all such permits, approvals, filings, and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the VDAT Shares in exchange for the Shares of SSG and to consummate the Merger shall have been received.

                  (c) There shall not be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to any Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon any Surviving Corporation or its subsidiaries (or, in the ease of any disposition of assets required in connection with such Requisite Regulatory Approval, upon any Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                  (d) The other Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the other Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the Chairman of the Board, the President, or an Executive Vice President of the other Company as to the satisfaction of this condition. Notwithstanding anything to the contrary contained herein, SSG shall not be deemed to have breached a representation or warranty if such breach is the direct result of the action of VDAT pursuant to the Management Agreement (defined below).

                  (e) Each Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby, under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

         8.2 CONDITIONS TO OBLIGATIONS OF VDAT. The obligations of VDAT to carry out the transactions contemplated by this Agreement are subject, at the option of VDAT, to the satisfaction, or waiver by VDAT, of the following conditions:

                  (a) No proceeding which SSG shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                  (b) Each of Frederick Stodolak and Alfred Paliani shall have entered into employment agreements with the Surviving Corporation in form satisfactory to VDAT.

                  (c) Each of the SSG Shareholders listed on Schedule 8.2(c) shall have entered into shareholder agreements with VDAT restricting the voting of the VDAT Shares held by them.

                  (d) SSG shall have delivered a certificate of an officer of SSG that it shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of SSG contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement.

                  (e) VDAT shall receive the opinion of Edwards & Angell, LLP, counsel to SSG and the SSG Shareholders in the form of Schedule 8.2(e).

                  (f) There shall not have been a Material Adverse Effect in the business, prospects, financial condition or otherwise of SSG.

                  (g) VDAT shall have received evidence, satisfactory to it that transactions contemplated by this Agreement, can be consummated in accordance with an exemption from applicable state and federal securities laws.

                  (h) Each of VDAT and SSG shall have entered into a management agreement, in the form of Schedule 8.2(e) satisfactory to SSG and VDAT (the "Management Agreement").

                  (i) VDAT shall have received the audited financial statements of SSG for the year-ended December 31, 1999 containing the unqualified opinion of Arthur Anderson LLP, substantially in the form of Schedule 8.2(i).

                  (j) VDAT shall have received financial statements of SSG for the nine month period ended September 30, 2000, prepared in accordance with GAAP and VDAT shall be able to confirm to its reasonable satisfaction the numbers contained therein in accordance with SEC rules and regulations.

         8.3 CONDITIONS TO OBLIGATIONS OF SSG. The obligations of SSG to carry out the transactions contemplated by this Agreement are subject, at the option of SSG, to the satisfaction, or waiver by SSG, of the following conditions:

                  (a) No proceeding which VDAT shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

                  (b) Each of Frederick Stodolak and Alfred Paliani shall have entered into employment agreements with the Surviving Corporation in form satisfactory to SSG.

                  (c) Each of Cliff Tallman and Mark Adorney shall have entered into consulting agreements with the Surviving Corporation in form satisfactory to SSG.

                  (d) VDAT shall have delivered a certificate of an officer of VDAT that (i) it shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and (ii) the representations and warranties of VDAT contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement.

                  (e) Each of VDAT and SSG shall have entered into the Management Agreement.

                  (f) SSG shall have received the opinion of Atlas Pearlman, P.A., counsel to VDAT in the form of Schedule 8.3(f).

                                   ARTICLE IX

                            INTENTIONALLY LEFT BLANK


                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         10.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of SSG:

                  (a) By mutual written consent of all of the Companies.

                  (b) By either VDAT or SSG if the Merger shall not have been consummated on or before the earlier of (i) seven calendar days following the filing of VDAT's annual report on Form 10-KSB with the Securities and Exchange Commission and all conditions to closing have been otherwise satisfied or waived; or (ii) January 31, 2001 through no fault of the terminating party.

                  (c) By VDAT or SSG if there shall have been any material breach of a material obligation of the other hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by the other Company, as the case may be, of notice in writing from such Company specifying such breach and requesting that it be remedied; provided, that such 10-day period shall be extended for so long as the other Company shall be making diligent attempts to cure such default.

                  (d) By either VDAT or SSG if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or any other action shall have become final and non-appealable.

                  (e) By VDAT or SSG if there shall have been any material breach of a material obligation of the other under the Management Agreement and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by the other Company, as the case may be, of notice in writing from such Company specifying such breach and requesting that it be remedied.

         10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party to this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors (except as set forth in SECTION 7.1 hereof and except for SECTIONS 11.1 and 11.5 hereof which shall survive the termination). Nothing contained in this SECTION 10.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

         10.3 AMENDMENT. This Agreement may be amended by action taken at any time before or after approval hereof by the shareholders of SSG, but, after any such approval, no amendment shall be made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         10.4 WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such extensions or waivers shall be in writing, executed by each of VDAT and SSG. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 BROKERS. Each Company represents and warrants to the others that no broker, finder, or financial advisor is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any party hereto, except as reflected in the SSG Schedule or the VDAT Schedule.

         11.2 NOTICES. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to VDAT, to:

                           Visual Data Corporation
                           1291 S.W. 29th Avenue
                           Pompano Beach, Florida 33069
                           Attention:  Randy Selman

                      with a copy to:

                           Atlas Pearlman P.A.
                           Suite 1700
                           350 East Las Olas Boulevard
                           Fort Lauderdale, Florida 33301
                           Attention: Joel D. Mayersohn, Esq.

                  (b)      If to SSG, to:

                           SportSoft Golf, Inc.
                           1350 Campus Parkway
                           Wall Township, New Jersey  07753
                           Attention: Chief Executive Officer

                      with a copy to:

                           Edwards & Angell, LLP
                           750 Lexington Avenue
                           New York, N.Y. 10022
                           Attention: Patricia L. Kantor, Esq.


         11.3 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference Purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.4 ENTIRE AGREEMENT: ASSIGNMENT. This Agreement (including the Exhibits, Schedules, and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; and (b) shall not be assigned by operation of law or otherwise.

         11.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the provisions thereof relating to conflicts of law.

         11.6 PARTIES IN INTEREST. Except for SECTION 7.8, hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit, or remedies of any nature whatsoever or by reason of this Agreement.

         11.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.[include a facsimiles provision]

         11.8 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         11.9 JURISDICTION AND VENUE. Each Party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in the United States District Court for the Southern District of Florida. Each party hereto hereby consents to personal jurisdiction in any such action brought in such court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such court or to any claim that such court is an inconvenient form.

         11.10 INVESTIGATION. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

         11.11 CONSENTS. For purposes of any provision of this Agreement requiring, permitting, or providing for the consent of any or Company, the written consent of the Chief Executive Officer or President of a Company shall be sufficient to constitute such consent.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

VISUAL DATA CORPORATION, a Florida              SPORTSOFT GOLF, INC., a Delaware
Corporation                                     corporation

By: /s/ Randy S. Selman                         By: /s/ Frederick Stodolak
   -------------------------------                 -----------------------------
Name: Randy S. Selman                           Name: Frederick Stodolak
     -----------------------------                   ---------------------------
Title: President                                Title:
      ----------------------------                    --------------------------


SSG SHAREHOLDERS

/s/ Frederick Stodolak                          /s/ James Hoffman
----------------------------------              --------------------------------
(Frederick Stodolak)                            (James Hoffman)

/s/ Rosemary Ann Stuart                         /s/ Margaret Ruvoldt
----------------------------------              --------------------------------
(Rosemary Ann Stuart)                           (Margaret Ruvoldt)

/s/ Alfred R. Paliani                           /s/ John Hughes
----------------------------------              --------------------------------
(Alfred R. Paliani)                             (John Hughes)

/s/ Eugene M. Arnone                            /s/ Marty Miller
----------------------------------              --------------------------------
(Eugene M. Arnone)                              (Marty Miller)

/s/ Cynthia Arnone                              /s/ Michele Miller
----------------------------------              --------------------------------
(Cynthia Arnone)                                (Michele Miller)

/s/ Mark S. Scott
----------------------------------
(Mark Scott)